EXHIBIT 99.2


FOR  IMMEDIATE  RELEASE

                        CLARK-SCHWEBEL AND PARENT COMPANY
              LAUNCH CASH TENDER OFFERS AND CONSENT SOLICITATIONS
             FOR NOTES AND DEBENTURES--COMBINE WITH MERGER RELEASE


Anderson, SC (July 28, 1998) - Clark-Schwebel, Inc. (the "Company") and its parent company Clark-Schwebel Holdings, Inc. ("Holdings") today announced that they will be launching cash tender offers and consent solicitations for their notes and debentures in connection with the sale of the Company and Holdings announced yesterday.

       The tenders will be for:

       1. all $110,000,000 of the 10 1/2% Senior Notes of the Company due 2006. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Notes due March 31, 2001, plus accrued unpaid interest on the notes, minus the consent payment described below. The yield will be calculated at 11:00 a.m. New York City time on the second business day prior to the expiration date.

       2. all $45,994,000 of the 12 1/2% Senior Debentures of Holdings due 2007. The purchase price to be paid for each $1,000 principal amount tendered will be $1,067.50 plus accrued unpaid interest on the debentures, minus the consent payment described below.

Concurrent with the tender offers, the issuers will be soliciting consents to eliminate or modify substantially all of the convenants in the indentures governing the notes and the debentures. Holders who tender their notes and debentures will be required to consent to the proposed amendments.

The Company will pay consent payments of $25 per $1,000 principal amount to the holders of the notes and debentures who tender their securities and deliver their consents at or prior to 5:00 p.m. New York City time on the consent date.

The Company and Holdings expect to purchase the tendered notes and debentures with borrowings under bank facilities being arranged in connection with the sale of the Company and Holdings.

Further details of the tender offers and consent solicitations will be released shortly.

The Company is a leading manufacturer and marketer of industrial fabrics, including electronics fiber glass fabric, composite materials fiber glass fabric and high performance fabrics.

This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.